CONFIDENTIAL--FOR USE OF SECURITIES AND EXCHANGE COMMISSION ONLY



(logo)  STANDEX                                      6 Manor Parkway
                                                     Salem, New Hampshire 03079





                                                             September 18, 1998


To the Stockholders of Standex International Corporation:

      You are cordially invited to attend the Annual Meeting of Stockholders of Standex International Corporation which will be held at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts on Tuesday, October 27, 1998 at 11:00 A.M.

      Not standing for re-election as a director is Mr. Lindsay M. Sedwick, former Senior Vice President/CFO of the Company, who retired from the Company and the Board of Directors effective June 30, 1998. Mr. Thomas H. DeWitt, a former director and Executive Vice President/Administration, General Counsel also retired in December, 1997. Finally, Mr. William Brown, who having attained his 73rd birthday since his last election, is retiring from the Board under the Company's Board of Directors' Retirement Policy.
We are deeply grateful to these gentlemen for their many contributions to the success of our company.

      We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented. If you do attend the meeting, you may vote your shares personally.

      This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.


                                       Sincerely,

                                       /s/ Edward J. Trainor


                                       Edward J. Trainor
                                       President/ CEO


(logo)  STANDEX                                      6 Manor Parkway
                                                     Salem, New Hampshire 03079





                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      The Annual Meeting of Stockholders of Standex International
Corporation (the "Company") will be held at BankBoston, N.A., 100 Federal Street, Boston, Massachusetts on Tuesday, October 27, 1998, at 11:00 A.M. local time for the following purposes:

      1. To fix the number of directors at fourteen and to elect three directors to hold office for three-year terms ending on the date of the Annual Meeting of Stockholders in 2001;

      2. To approve the adoption of a 1998 Long Term Incentive Plan covering 800,000 shares;

      3. To approve an amendment to the Company's Restated Certificate of Incorporation increasing the Common Stock authorized for issuance to 60,000,000 shares;

      4. To approve the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending June 30, 1999; and

      5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      Stockholders of record at the close of business on September 9, 1998 will be entitled to notice of and to vote at the meeting.

                                       By Order of the Board of Directors,

                                       /s/ Deborah A. Rosen

                                       Deborah A. Rosen, Secretary


September 18, 1998
Salem, New Hampshire


                                  IMPORTANT

      IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.


                      STANDEX INTERNATIONAL CORPORATION

                               PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS
                              October 27, 1998

      This Proxy Statement is being furnished on or about September 18, 1998 in connection with the solicitation of proxies by the Board of Directors of Standex International Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, October 27, 1998. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, will be voted for the election of each of the individuals nominated by the Board of Directors and in favor of the other proposals set forth in the Notice of Meeting.

      The election of Directors will require the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. The approval of the 1998 Long Term Incentive Plan of the Company, the increase in the authorized Common Stock to 60,000,000 shares and the ratification of the appointment of Deloitte & Touche LLP as independent auditors will require the affirmative vote of a majority of the shares of Common Stock of the Company voting on the proposal in person or by proxy at the Annual Meeting. Stockholders may vote in favor of all nominees for Director or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the approval of the 1998 Long Term Incentive Plan, the increase in the authorized Common Stock to 60,000,000 shares and the ratification of the appointment of Deloitte & Touche LLP as independent auditors, stockholders should specify their choices on the enclosed form of proxy.

      Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on a matter.

      Any proxy may be revoked at any time before it is exercised by delivery of written notice to the Secretary of the Company or by executing a subsequent proxy.

      The Board of Directors has fixed September 9, 1998 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At the record date, there were outstanding and entitled to vote shares of the Common Stock of the Company. Each share is entitled to one vote.

      All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors and officers, without additional remuneration, may solicit proxies in person and by telecommunications. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting materials to the owners of stock held in their names and the Company will reimburse them for their out-of-pocket expenses in this regard.

      To assure the presence in person or by proxy of the necessary quorum for holding the meeting, the Company has employed the firm of Morrow & Co., Inc. to assist in soliciting proxies by mail, telephone, facsimile and personal interview for a fee estimated at approximately $5,000 plus disbursements.

                     PROPOSAL 1 - ELECTION OF DIRECTORS

      The persons named in the enclosed proxy will vote to fix the number of directors at fourteen and to elect as directors Messrs. Thomas L. King, Edward F. Paquette and Sol Sackel identified below as nominees, for three-year terms expiring in 2001 unless authority to vote for the election of directors is withheld by marking the proxy to that effect. No proxy can be voted for a greater number of persons than the three nominees named below.

      In the event that any nominee for election should become unavailable, the person acting under the proxy may vote for the election of a substitute. Management has no reason to believe that any nominee will become unavailable.

      Information about each director and nominee for director at July 31, 1998 follows:


    Nominees For Directors                           Principal Occupations During
          For Terms                                       Past Five Years And
       Expiring In 2001                               Certain Other Directorships
    ----------------------                           ----------------------------

Thomas L. King*                    Chairman of the Board of the Company since January 1992;
  Director Since 1970              President of the Company from August 1984 to July 1994;
  Age 68                           Chief Executive Officer of the Company from July 1985 to June
                                   1995.

Edward F. Paquette                 Vice President/CFO of the Company since July 1998; Assistant
  Age 62                           to the President/CEO of the Company from September 1997
                                   to June 1998 and prior thereto Partner of Deloitte & Touche LLP.

Sol Sackel                         Former Senior Vice President of the Company.
  Director Since 1983
  Age 74

    Directors To Continue                            Principal Occupations During
     In Office For Terms                                  Past Five Years And
       Expiring In 1999                               Certain Other Directorships
    ---------------------                            ----------------------------

John Bolten, Jr. +                 Consultant to the Company.
  Director Since 1955
  Age 78

David R. Crichton                  Executive Vice President/Operations of the Company since
  Director Since 1992              June 1989.
  Age 60

Samuel S. Dennis 3d *+             Of Counsel, Hale & Dorr (Attorneys) Boston, MA from
  Director Since 1955              January 1996 to December 1996; Senior Partner, Hale & Dorr
  Age 88                           from 1952 through 1995; Former Vice President of the Company.

Daniel B. Hogan, Ph.D.             President, The Apollo Group (Management Consultants) since
  Director Since 1983              1991. Associate, Department of Psychology, Harvard University
  Age 55                           since 1996.

    Directors To Continue                            Principal Occupations During
     In Office For Terms                                  Past Five Years And
       Expiring In 2000                               Certain Other Directorships
    ---------------------                            ----------------------------

William R. Fenoglio                President and CEO of Augat, Inc. from 1994 through 1996;
  Director Since 1997              President and CEO of Barnes Group, Inc. from 1991 through
  Age 59                           1994.

                                   Director of Southern New England Telecommunications, Inc. and
                                   IPG, Inc.

Walter F. Greeley                  Chairman, High Street Associates, Inc. (a management and
  Director Since 1989              acquisition group) since 1988.
  Age 67

C. Kevin Landry                    Managing Director and CEO, TA Associates, Inc. (a private
  Director Since 1975              equity firm), Boston, MA since January 1994 and prior
  Age 54                           thereto Managing Partner of TA Associates.

H. Nicholas Muller, III, Ph.D.     President and CEO of The Frank Lloyd Wright Foundation since
  Director Since 1984              May 1996 and prior thereto Director of the State Historical
  Age 59                           Society of Wisconsin.

Edward J. Trainor*                 Chief Executive Officer of the Company since July 1995;
  Director Since 1994              President of the Company since July 1994; Chief Operating
  Age 58                           Officer of the Company from July 1994 to June 1995; President of the Standex Institutional Products Division of the Company from
                                   February 1987 to July 1994; Vice President of the Company from
                                   August 1992 to July 1994.

--------------------
<F1>   +  Founder of the Company.
<F2>   *  Member of the Executive Committee of the Board of Directors.


                       STOCK OWNERSHIP IN THE COMPANY

Stock Ownership by Directors, Nominees for Director and Executive Officers

      The following table sets forth information regarding beneficial ownership of the Company's Common Stock as of July 31, 1998 of each director, each nominee for director, each executive officer named in the Summary Compensation Table and all directors and executive officers of the Company as a group:

                                                  Beneficial Ownership(1)
                                                ----------------------------
                                                                 Percent of
                                                  No. of        Outstanding
                 Name                             Shares        Common Stock
                 ----                             ------        ------------

      John Bolten, Jr.                           254,492(3)         1.9
      William L. Brown                             1,360             **
      David R. Crichton                           15,134(2)          **
      Samuel S. Dennis 3d                        399,313(4)         3.1
      Thomas H. DeWitt                            12,875(5)          **
      William R. Fenoglio                            500             **
      Walter F. Greeley                            2,500             **
      Daniel B. Hogan, Ph.D.                       4,560(6)          **
      Thomas L. King                             152,716            1.2
      C. Kevin Landry                              5,368             **
      H. Nicholas Muller, III, Ph.D.               4,130             **
      Edward F. Paquette                           6,767(2)          **
      Deborah A. Rosen                             5,793(2)          **
      Sol Sackel                                  10,416             **
      Lindsay M. Sedwick                           2,908(2)          **
      Edward J. Trainor                          117,650(2)          **
      All Directors and Executive Officers     1,003,991            7.7
       as a Group (17 Persons)

--------------------
<F**> Less than 1% of outstanding Common Stock.
<F1>  As used herein, "beneficial ownership" means the sole or shared power to vote, and/or the sole or shared investment power with respect to shares of Common Stock. The directors have sole voting and investment power with respect to the shares shown as beneficially owned by them except for 65 shares for Mr. Crichton, 5,475 shares for Mr. DeWitt,
      500 shares for Mr. Fenoglio, 1,200 shares for Mr. Greeley, 4,000 shares for Mr. Landry, 217 shares for Mr. Paquette, 10,416 shares for
      Mr. Sackel and 19,740 shares for Mr. Trainor, which are jointly held with their respective spouses. The shares owned by spouses or minor children of certain directors have not been included because the respective directors have disclaimed beneficial interest in the shares. These shareholdings are: Mrs. Dennis (60,665), Mr. Hogan's children (6,000), Mrs. Landry and their children (104,269), and Mrs.
      Sackel (2,000).
<F2>  The numbers listed include estimates of the shares held in the Standex
      Employees' Stock Ownership Plan at June 30, 1998, which are vested to the accounts of Messrs. Crichton, Sedwick, Trainor, and Ms. Rosen.
      These individuals have voting power over the shares allocated to them in this plan. In the event of a tender or exchange offer for the
      Common Stock of the Company, these individuals (along with all other participants) will determine, on a confidential basis, whether the
      Common Stock held in their accounts should be tendered or exchanged.
      The numbers also include the following shares which are capable of being purchased by exercise of stock options within 60 days of
      July 31, 1998: Mr. Trainor (94,800), Mr. Crichton (2,800), Mr.
      Paquette (6,550), and Ms. Rosen (1,667).
<F3>  The number listed includes 28,710 shares held in a trust of which
      Messrs. Bolten, Jr., Hogan and Dennis are trustees. To avoid duplication, these shares have only been shown as beneficially owned by Mr. Bolten, Jr.
<F4>  The number listed includes 15,000 shares held in trusts as to which
      Mr. Dennis is sole trustee and 243,382 shares as to which he is co-
      trustee. The latter number includes a trust holding 62,188 shares wherein Mr. Dennis is a co-trustee with Messrs. Bolten, Jr. and Hogan.
      To avoid duplication, these shares have only been shown as beneficially owned by Mr. Dennis. Mr. Bolten, Jr. is also a co-trustee with Mr. Dennis of a trust holding 125,738 shares. However, in order to avoid duplication, these shares have only been shown as beneficially owned by Mr. Dennis.
<F5>  The number listed includes 6,000 shares held in a trust as to which
      Mr. DeWitt is a co-trustee.
<F6>  The number listed includes 2,014 shares held in two trusts as to which
      Mr. Hogan is a beneficiary.

                            --------------------


Stock Ownership of Certain Beneficial Owners

      The table below sets forth each stockholder who, based on public filings, is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of July 31, 1998.

                                                                 Beneficial Ownership
                                                             ----------------------------
                                                                              Percent of
                       Name and Address                         No. of       Outstanding
                     Of Beneficial Owner                        Shares       Common Stock
                     -------------------                        ------       ------------

      State Street Bank and Trust Company, as Trustee of     1,310,119(1)        10.0
      the Standex International Corporation Employees'
      Stock Ownership Trust,
      225 Franklin Street, Boston, MA

--------------------
<F1>  This number includes shares allocated to participating employees'
      accounts over which such participants have sole voting power.


                              PERFORMANCE GRAPH

      The following graph compares the cumulative total stockholder return on the Company's Common Stock as of the end of each of the last five fiscal years with the cumulative total stockholder return on the Standard & Poor's Manufacturing (Diversified Industry) Index and on the Russell 2000 Index, assuming an investment of $100 in each at their closing prices on June 30, 1993 and the reinvestment of all dividends.


                                     Standex                        S & P
        Measurement Period        International     Russell     Manufacturing
        Fiscal Year Covered        Corporation       2000         (Div. Ind.)
      -----------------------     -------------     -------     -------------

      Measurement Pt.-6/30/93         $100           $100           $100
      FYE 6/30/94                     $129           $104           $112
      FYE 6/30/95                     $158           $125           $148
      FYE 6/30/96                     $147           $155           $188
      FYE 6/30/97                     $158           $181           $280
      FYE 6/30/98                     $160           $214           $302


      Standex International                               S & P
           Corporation          Russell 2000     Manufacturing (Div Ind)
      ---------------------     ------------     -----------------------

               302                  214                    160


                                REPORT OF THE
                   SALARY AND EMPLOYEE BENEFITS COMMITTEE
                          ON EXECUTIVE COMPENSATION

      The Company's executive compensation program is founded on the same principles that guide the Company in establishing compensation programs at all levels of the organization. The overall objective is to attract, retain and motivate highly qualified individuals for all positions within the Company.

Policies

      Consistent with this objective, all compensation programs, including those for executives, adhere to the following policies:

      * Compensation is based on the level of job responsibility, the individual's level of performance and Company or unit performance.

      * Compensation takes into account the value of the job in the marketplace. The Company strives to be competitive with the pay of employers of a similar size and stature who compete with the Company for talent.

      * Equity ownership is encouraged at all levels of the Company to align more closely the interests of employees with those of the stockholders. Through its Employee Stock Purchase Plan, the Company offers the opportunity for equity ownership to all employees at U. S. locations. In addition, the Company provides key management employees worldwide the opportunity to build significant equity ownership through the stock option program.

      Consistent with these policies, the compensation of executive officers is closely related to Company performance and, in addition to base salary, is comprised of bonuses and stock options. Awards are no longer being made under the PIPS program described below, as that program is being phased out.

Bonus

      Cash bonus awards are made each year to more than 900 employees of the Company in order to motivate them and reward their contribution toward the financial performance of the Company in the immediately preceding fiscal year.

      As part of this program, bonus awards are considered each year for the Divisional management group as well as the executive officers of the Company. The maximum amount which may be awarded to top Divisional management is determined by the Salary and Employee Benefits Committee (the "Committee") on the basis of the Company's overall performance (principally net income and earnings per share) in the preceding fiscal year.

      Specific bonus awards to top Divisional managers are based principally on the net income of the Division measured against its historical performance and its performance relative to the other Divisions that year. Bonus awards to corporate executive officers are based principally on the net income and earnings per share of the Company in the preceding year as well as individual performance.

PIPS Plan

      The Company's PIPS Plan has in the past included a broad group of approximately 275 management employees (including executive officers). Its object was to try to increase the earnings per share of the Company on a long-term basis. Sustained increases in the Company's earnings per share presumably, under normal market conditions, would lead to higher prices for the Company's Common Stock. Payments under the PIPS Plan are made only when increases in earnings per share have been achieved over the preceding five year period. Since the inception of this program, there have been several years when no payments were made.

      The Board of Directors decided in April 1996 that no further grants will be made under the PIPS Plan. However, outstanding grants will be honored and payments will be made as these outstanding PIPS shares mature through the year 2000.

Stock Options

      The Company believes that significant stock ownership by the executive officers of the Corporation is a major incentive in building stockholder value. Stock options are intended to encourage such stock ownership and to directly align the interests of executive officers with those of the stockholders.

      Under the 1994 Stock Option Plan executive officers are eligible to receive occasional grants of incentive stock options and/or non-qualified stock options. Incentive stock options are granted at the fair market value of the underlying Common Stock at the date of grant and are exercisable either six months from the date of grant or over a period of years fixed by the Committee. Non-qualified stock options may be granted either at or below fair market value on the date of grant and generally vest in installments over a period of years. This vesting feature of some of the incentive stock options and all of the non-qualified options has the effect of encouraging long-term commitment to the Company and its goals.

      The Committee determines the amount of all grants to executive officers, the term of the options and the vesting period. The size of option grants to executive officers is based on the officer's level of responsibility at the time of grant.

Fiscal 1998 Compensation of the Chief Executive Officer

      Effective October 1, 1997, the base salary of Mr. Trainor, the Chief Executive Officer, was increased from $550,000 to $600,000 per year. This increase was intended to reflect the excellent performance of Mr. Trainor during the fiscal year ended June 30, 1997, his second year in his role as President and Chief Executive Officer. This increase keeps his salary in line with that of other chief executives of companies the size and complexity of Standex.

      In fiscal 1997, most measures of the Company's performance declined from 1996, which was the second best year in the Company's history. Sales were up .4%, net income decreased by 12% and earnings per share were down 9.5%. The total return to stockholders was 7.9% for the fiscal year. In the light of the benefit to stockholders and Mr. Trainor's success in performing the difficult job of running such a diverse and complicated company by successfully meeting the personal goals and the operational goals he established for himself with this Committee for the year, the Committee recommended, and the Board approved, a bonus award to Mr. Trainor for fiscal 1997 of $150,000.

                                       Salary and Benefits Committee
                                           Walter F. Greeley, Chairman
                                           William L. Brown
                                           Samuel S. Dennis 3d
                                           Daniel B. Hogan

Compensation Committee Interlocks and Insider Participation

      Mr. Dennis was Vice President of the Company from November 1957 through June 1989. In addition, the Company utilizes the services of the law firm of Hale & Dorr, to which Mr. Dennis was Of Counsel until December 1996.

                           EXECUTIVE COMPENSATION

      The following table shows for fiscal years ending June 30, 1998, 1997 and 1996, the cash compensation as well as certain other compensation, paid to the named executive officers.

                         SUMMARY COMPENSATION TABLE

                                                                      Long Term Compensation
                                                                    ---------------------------
                                       Annual Compensation            Awards         Payouts
                                 -------------------------------      ------         -------
                                                                    Securities
          Name and               Fiscal                             Underlying        LTIP            All Other
     Principal Position           Year     Salary($)    Bonus($)    Options(#)    Payouts($)(2)    Compensation(3)
     ------------------          ------    ---------    --------    ----------    -------------    ---------------

Thomas L. King                    1998     $516,667     $    -0-                    $ 72,380        $  770,378(5)
  Chairman of the Board           1997     $516,667     $    -0-                    $120,640        $  757,858(7)
                                  1996     $516,667     $200,000                    $134,680        $1,385,765(8)

Edward J. Trainor                 1998     $587,500     $150,000                    $ 29,260        $    8,217(6)
  President/CEO                   1997     $520,000     $125,000                    $ 39,440        $    3,198
                                  1996     $430,000     $125,000      15,000        $ 46,620        $    3,102

David R. Crichton                 1998     $318,750     $ 60,000                    $ 26,180        $   11,513(6)
  Executive Vice President/       1997     $262,500     $ 55,000                    $ 48,720        $    5,696(6)
  Operations                      1996     $251,250     $ 65,000      10,000        $ 54,390        $    5,511(6)

Lindsay M. Sedwick(1)             1998     $275,277     $ 92,000                    $ 26,180        $    7,071(6)
  Senior Vice President of        1997     $257,500     $ 55,000                    $ 46,400        $    3,198
  Finance/CFO                     1996     $231,667     $ 55,000                    $ 41,440        $    3,102

Mr. Edward F. Paquette(1)         1998     $187,500     $    -0-                    $    -0-        $      -0-
  Assistant to the President

Deborah A. Rosen(4)               1998     $152,500     $ 23,500       4,000        $  7,700        $    6,696(6)
  Secretary

--------------------
<F1>  Mr. Sedwick retired from the Company on June 30, 1998 and Mr. Paquette was elected Vice President/CFO effective July 1, 1998.
<F2>  LTIP Payouts reflect payments received by the named executive officers pursuant to the Company's profit improvement plan. This plan was terminated with regard to future grants in fiscal year 1996. The outstanding grants mature over five years from date of grant, vesting one third per year in the last three years of the five year term. At maturity, the increase, if any, in the earnings per share of the
      Company over the base year is accorded a price/earnings ratio of 10 and is paid to the participant in cash. There is no maximum payout.
<F3>  All other compensation includes contributions made by the Company to the Standex Employees' Stock Ownership Plan, a defined contribution plan. Estimates of the aggregate amounts contributed to this plan during fiscal 1998 were $4,217 for each of the named executive officers (excluding Mr. King and Mr. Paquette), fiscal 1997 were
      $3,198 for Messrs. Trainor, Crichton and Sedwick and during fiscal
      1996 were $3,102 for Messrs. Trainor, Crichton and Sedwick.
<F4>  Ms. Rosen was elected Secretary of the Company in October, 1997.
<F5>  This amount reflects the payments made during fiscal 1998 on two ten-
      year temporary life annuities consisting of $248,730 received pursuant to the Executive Security Program and $399,680 received pursuant to the Supplemental Retirement Plan of the Company. Also included in this column is the amount of $121,968 received pursuant to the Retirement
      Plan of the Company.
<F6>  This amount includes the dollar value of term life insurance premiums paid by the Company for Mr. Crichton-$3,296 in 1998; $2,498 in 1997;
      and $2,409 in 1996. Also included are contributions to the Company's
      401(k) Plan as follows: Mr. Trainor, $4,000; Mr. Sedwick, $3,557; Mr.
      Crichton, $4,000; and Ms. Rosen, $2,479.
<F7>  This column reflects the payments made during fiscal 1997 on two ten-
      year temporary life annuities consisting of $248,730 received pursuant to the Executive Security Program and $387,160 received pursuant to the Supplemental Retirement Plan of the Company. Also included in this column is the amount of $121,968 received pursuant to the Retirement
      Plan of the Company.
<F8>  This amount includes the following retirement benefits: $627,907 received as a one-time cash distribution pursuant to the Employees'
      Stock Ownership Plan of the Company; two ten-year temporary life annuities consisting of $248,730 received pursuant to the Executive
      Security Program and $387,160 received pursuant to the Supplemental
      Retirement Plan of the Company; and $121,968 received pursuant to the
      Retirement Plan of the Company. Upon retirement Mr. King was no longer a participant in the Company's bonus program.

                            --------------------

Stock Options

      The following table provides information on stock options granted to the named executives in fiscal 1998.

                     STOCK OPTION GRANTS IN FISCAL 1998

                       Number of
                       Securities      % of Total                                                    Grant Date
                       Underlying    Options Granted    Exercise or    Market Price                   Present
                        Options       to Employees      Base Price       on Date       Expiration      Value
       Name            Granted(#)    in Fiscal Year       ($/Sh)         of Grant         Date         ($)(3)
       ----            ----------    ---------------    -----------    ------------    ----------    ----------

Thomas L. King            -0-                -                  -                             -            -0-

Edward J. Trainor         -0-                -                  -                             -            -0-

David R. Crichton      15,000(1)          7.46%           $28.375                       1/28/08       $127,354

Lindsay M. Sedwick        -0-                -                  -                             -            -0-

Edward F. Paquette     15,000(1)          7.46%           $27.19          $32.19         9/3/07       $ 84,953
                        3,100(2)          1.74%           $32.19                         9/3/02       $ 21,538
                        3,500(2)          1.54%           $28.37                        1/28/08       $ 22,958

Deborah A. Rosen        4,000(1)          1.99%           $28.375                       1/28/08       $ 33,962

--------------------
<F1>  These grants are exercisable in three equal installments commencing one year from the respective dates of grant. In order to exercise the options, the employees must be employed by the Company or the exercise must be within three months of termination of employment, unless such termination is due to death or disability.
<F2>  These grants are exercisable in two equal installments commencing one year from the respective dates of grant. In order to exercise the options Mr. Paquette must be employed by the Company or the exercise must be within three months of termination of employment, unless such termination is due to death or disability.
<F3>  In accordance with Securities and Exchange Commission Rules, the
      Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted. Assumptions used to calculate Grant Date Present Value of the options granted to Mr.
      Crichton and to Ms. Rosen during the fiscal year were: expected volatility-.229; risk free rate of return-5.74%; dividend yield-2.68%;
      and time of exercise-9 years. The assumptions used to calculate the
      Grant Date Present Value for Mr. Paquette's options were as follows:
      for the 15,000 share option: expected volatility-.172; risk free rate of return-6.40%; dividend yield-2.79%; and time of exercise-9 years;
      for the 3,100 share option: expected volatility-.172; risk free rate of return-6.21%; dividend yield-2.36% and time of exercise-5 years;
      and for the 3,500 share option: expected volatility-.229; risk free rate of return-5.63%; dividend yield-2.68% and time of exercise-5 years. The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions in the option. The
      Company does not believe that the Black-Scholes model used or any other model, whether or not modified, can accurately determine the future value of an option because such values depend on future unpredictable factors. The future values realized may vary significantly from the values estimated by the Black-Scholes model or any other model. Any future values realized will ultimately depend upon the excess of the market price of the stock over the grant price on the date the option is exercised.

                            --------------------

      The following table provides information on stock options exercised during fiscal 1998 and options outstanding on June 30, 1998.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1998
                      AND FISCAL YEAR END OPTION VALUES

                                                                Number of Securities            Value of Unexercised
                                                           Underlying Unexercised Options      In-the-Money Options at
                                                                 At Fiscal Year End             Fiscal Year End($)(2)
                      Shares Acquired        Value         ------------------------------    ----------------------------
       Name           On Exercise(#)     Realized($)(1)     Exercisable    Unexercisable     Exercisable    Unexercisable
       ----           ---------------    --------------     -----------    -------------     -----------    -------------

Thomas L. King               -0-                 -0-             -0-             -0-               -0-             -0-

Edward J. Trainor         12,000            $177,250          74,800          48,200          $515,650        $274,225

David R. Crichton          2,000            $  3,625           2,800          20,200          $  4,900        $ 27,850

Lindsay M. Sedwick         6,400            $ 97,200             -0-           1,600               -0-        $ 21,800

Edward F. Paquette           -0-                 -0-             -0-          21,600               -0-        $ 40,937

Deborah A. Rosen             -0-                 -0-           1,667           7,333          $  2,708        $ 10,416

--------------------
<F1>  Value Realized equals the fair market value of underlying securities at time of exercise, minus the exercise price, multiplied by the number of shares acquired without deducting for taxes paid by the employee.
<F2>  Calculated based on June 30, 1998 market price of $29.625 less the price to be paid upon exercise.

Pension Plan Table

      The following table shows the estimated annual benefits payable upon retirement for the named executive officers in the Summary Compensation Table and years of service classifications indicated under the Company's pension plan:

                                            Years of Service
                               -------------------------------------------
      Average Compensation       10          20          25          30
      --------------------       --          --          --          --

             200,000            27,000      54,000      67,500      81,000
             300,000            40,500      81,000     101,250     121,500
             400,000            54,000     108,000     135,000     162,000
             500,000            67,500     135,000     168,750     202,500
             600,000            81,000     162,000     202,500     243,000
             700,000            94,500     189,000     236,250     283,500
             800,000           108,000     216,000     270,000     324,000
             900,000           121,500     243,000     303,750     364,500
           1,000,000           135,000     270,000     337,500     405,000

      Pensions are computed on a straight-life annuity basis and are not reduced for Social Security or other offset amounts. Participants receive a pension based upon average compensation in the three highest consecutive calendar years multiplied by the number of years of service, times 1.35%. Effective December 31, 1997, and subject to IRS approval, accrual rates under the Company's qualified retierment plan for certain named executives in the Summary Compensation Table are as follows: Mr. Trainor 3.85%; Mr. Crichton 2.35% and Ms. Rosen 2.35%. In addition, participants who were employed by the Company on December 31, 1997 and who retire after that date in the position of Corporate Vice President, Senior Vice President, Executive Vice President, General Counsel or Group Vice President will receive an accrual rate of 2.35% and Division Presidents will receive an accrual rate of 1.60%. Average annual compensation is determined by adding the three highest consecutive years' earnings and dividing by three.

      The Internal Revenue Code of 1986, as amended, limits the benefits which may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has a non-qualified Supplemental Retirement Plan to provide for the full payment of the above pensions to the extent the pension amounts exceed tax-qualified limits. The pension amounts that exceed tax-qualified limits are accounted for by the Company as an operating expense and are accrued over the expected working career of the employee.

      The compensation covered by the pension benefit is based on the combined amounts set forth under the headings "Salary" (on a calendar year basis), "Bonus" and "LTIP Payouts" of the Summary Compensation Table. The years of credited service as of June 30, 1998 for the executive officers named on the Summary Compensation Table are as follows: Edward J. Trainor-14 years; David R. Crichton-26 years, Lindsay M. Sedwick-27 years and Deborah
A. Rosen-12 years. Mr. Paquette does not participate in the Company Pension Plan. Mr. King retired with 32 years of service in fiscal 1996.

Employment Agreements and Change in Control Arrangements

      Messrs. King, Trainor, Crichton, Sedwick and Paquette each have employment agreements with the Company which provided for full-time employment until June 30, 1995 for Mr. King and which provided for full-time employment until January 31, 1996 for Messrs. Trainor, Crichton and Sedwick respectively and full-time employment until August 31, 2001 for Mr. Paquette. Messrs. Trainor, Crichton and Sedwick's employment agreements automatically renew for two consecutive three year terms unless notice of termination is given one year prior to the end of the then current term. The agreements provide for the payment of minimum annual compensation of $400,000 for Mr. King, $200,000 for Mr. Trainor, $210,000 for Mr. Crichton, $175,000 for Mr. Sedwick and $225,000 for Mr. Paquette. Mr. Sedwick retired from employment with the Company on June 30, 1998. Since expiration of his full-time employment on June 30, 1995, Mr. King has acted in a consulting capacity and, pursuant to his agreement, acted as a consultant through June 30, 1998, at which time his consulting services ended, at a compensation level equal to $516,667 per year. Pension and other deferred benefits to which Mr. King is entitled are being paid in addition to the above amount. Their respective agreements prohibit Messrs. King, Trainor, Crichton, Sedwick and Paquette from competing with the present or future business of the Company for two years subsequent to the termination of their respective employments. Mr. Trainor presently receives base compensation under his agreement at an annual rate of $600,000, Mr. Crichton receives $350,000 and Mr. Paquette receives $250,000.

      Mr. King's employment agreement contains an additional provision permitting him to participate for the remainder of his life in any medical, hospitalization or other health plan of the Company provided Mr. King pays all premiums attributable to such coverage.

      The named executives' respective employment agreements contain provisions that protect the executives from termination of employment in the event of a hostile change in control as defined in their employment agreements. These provisions require, in the event of termination, payment of three times the respective executive's then current, annual base salary and bonus, except for Mr. Paquette who would receive one times his then current, annual base salary and bonus, 100% vesting in all benefit plans in which the executive participates and three additional years of benefit service credited to the executive under the Company's retirement plans except for Mr. Paquette. Additionally, all life and medical insurance plans would be continued for three years for each terminated executive other than Mr. Paquette who would receive continued life insurance and medical plan benefits for a one-year period. Finally, Mr. Paquette would become 100% vested in all options granted pursuant to his employment agreement.

                  OTHER INFORMATION CONCERNING THE COMPANY

Board of Directors and Its Committees

      Six meetings of the Board of Directors were held during the fiscal year ended June 30, 1998. Each director of the Company attended at least 75% of the meetings held during the year by the Board and all committees on which the director served with the exception of Mr. Bolten, Jr. and Mr. Dennis who attended 50% and 63% of the meetings, respectively.

      The Board has a Salary and Employee Benefits Committee consisting of Messrs. Greeley (Chairman), Brown, Dennis and Hogan. During fiscal 1998, the Committee held two meetings. The Committee makes recommendations to the Board on the compensation of the top management of the Company and reviews the compensation of top divisional management of the Company. Between meetings of the Board of Directors, the Committee exercises the powers of the Board pertaining to the Employee Stock Purchase Plan and the 1994 Stock Option Plan.

      Messrs. Brown (Chairman), Greeley and Landry serve on the Company's Audit Committee. During fiscal 1998, the Committee met on two occasions. The Audit Committee reviews, both prior to and after the audit, the Company's financial reporting function, the scope and results of the audit performed (or to be performed) by the independent auditors of the Company and the adequacy of the Company's internal controls and reports thereon to the Board of Directors.

      During the fiscal year, the Nominating Committee of the Board consisted of Messrs. Dennis (Chairman), Brown and King. The function of the Committee is to consider and recommend to the Board nominees for election as directors of the Company. The Committee will consider nominees recommended by stockholders. Although no formal procedure has been established, stockholders may submit recommendations to the Secretary of the Company, 6 Manor Parkway, Salem, New Hampshire 03079 at the time set forth for submitting shareholder proposals generally.

      During fiscal 1998, the Company paid certain non-employee directors $19,000 as a retainer plus $1,000 for each Board meeting attended. Each director also received $750 for each Committee meeting attended.
Additionally, non-employee directors serving as Committee chairmen were paid $1,000 for serving in that capacity for the fiscal year.

Indebtedness of Management

      The Company has a Stock Option Loan Plan pursuant to which it has made loans to employees to enable them to exercise stock options. Loans under this plan are made at market interest rates at the time the loan is extended. The loans must be repaid within ten years. Regular quarterly payments are made which reduce the outstanding indebtedness. The Company holds as collateral all stock received on the exercise of options under this plan.

      The largest amount of indebtedness outstanding under this plan as to certain directors and officers of the Company at any time since the beginning of the last fiscal year, as well as the amount outstanding as of July 31, 1998, are as follows:

                              Largest
                              Amount            Amount
                            Outstanding       Outstanding
          Name of              Since             As of
         Individual         July 1, 1997     July 31, 1998
         ----------         ------------     -------------

      Edward J. Trainor       $87,633           $77,264

      David R. Crichton       $55,750           $55,750


                  PROPOSAL 2-1998 LONG TERM INCENTIVE PLAN

      The Standex International Corporation 1998 Long Term Incentive Plan (the "Plan") is intended to succeed the Company's 1994 Stock Option Plan (the "1994 Plan"). Under the 1994 Plan, 342,826 shares have been granted in the form of stock options leaving 45,270 shares remaining for issuance which is an insufficient number of shares to support the Company's incentive compensation program. The Plan will allow the Company the flexibility to grant various forms of long term incentives and will replace the 1994 Plan.

      The Plan was adopted by the Board of Directors on July 29, 1998 and will commence upon the approval of the stockholders. The purpose of the Plan is to attract, compensate and retain officers, outside directors and key employees of the Company and to align the financial interests of these key employees with the stockholders of the Company. The Board believes that employees and directors who acquire a proprietary interest in the Company through the acquisition of stock will be more highly motivated to advance the interests of the Company. Further, the Board believes that over the years the Company's stock option plans have benefited stockholders by allowing the Company to attract, retain and motivate its key employees. There are approximately 100 employees who will be eligible to participate in the Plan. The complete Plan as submitted for approval is set forth in Annex A and the following description is subject in all respects to the actual provisions of the Plan.

Description of Material Features of the Plan

      General. The purpose of the Plan, in addition to attracting and retaining key management employees and outside directors, is to increase stockholder value by providing compensatory incentives to certain key employees and directors to motivate them to apply their best efforts towards improving the performance of the Company.

      Stock Subject to the Plan. The stock offered under the Plan consists of shares of the Common Stock of the Company, par value $1.50 per share, and may include authorized but unissued shares or treasury shares. The number of shares of Common Stock which may be issued under the Plan may not exceed 800,000 shares. At July 31, 1998, the market value of the Common Stock was $28.00. The maximum number of shares of Common Stock issuable in the form of Non-Statutory Stock Options or Incentive Stock Options to any individual employee is 25% of all options eligible to be granted in any 12-month period. The maximum number of shares of Common Stock issuable in the form of Stock Awards to any individual employee is 50,000 shares of Common Stock in any 12-month period. The maximum number of shares issuable in the form of Stock Awards under the Plan may not exceed 300,000 shares of Common Stock.

      Administration and Eligibility. The Plan will be administered by the Salary and Employee Benefits Committee of the Board of Directors of the Company (the "Committee") which shall consist of two or more non-employee, disinterested directors (as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") or any similar rule that may subsequently be in effect) designated by the Board of Directors. The Company presently intends for each of these directors to be an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

      The Committee is authorized, from time to time, to grant non-statutory stock options, incentive stock options, stock awards and performance awards (collectively referred to as "Awards") under the Plan to the Plan participants, as the Committee in its discretion, selects. The Company cannot at this time identify the persons to whom awards will be granted, or would have been granted if the Plan had been in effect during 1997, nor can the Company state the form or value of any such awards due to the variety of awards available under the Plan in comparison with the 1994 Plan of the Company.

      The Committee shall determine the terms of the Awards including, but not limited to, the type, number, vesting requirements and other features and conditions of such Awards. The Committee shall also interpret the Plan and adopt rules and guidelines as it deems appropriate to implement the Plan.

      Types of Awards/Award Agreements. Each Award shall be evidenced by a written agreement containing such provisions and conditions as may be designated by the Committee in accordance with the Plan. Each agreement shall contain the type of Award granted, the exercise price of any option, the number of shares subject to the Award, the expiration date of the Award, the vesting schedule, and any restrictions or conditions placed upon the Award or the shares which may be issued upon exercise of such Award.

      Pursuant to the Plan the following Awards may be granted:

      1. Stock Options. Pursuant to the Plan, the Committee may grant non-statutory stock options to eligible participants and incentive stock options to eligible employees to purchase shares of Common Stock from the Company. No non-statutory stock option or incentive stock option may be granted with a purchase price less than the fair market value of the shares subject to the option on the date of grant. The term of the stock options may not be more than ten years from the date of grant. No incentive stock option may be transferred by other than will or the laws of descent and distribution. No participant may receive, in any twelve month period, stock options which in the aggregate represent more than 25% of all options eligible to be granted under the Plan. Payment of the option price shall be in such form and manner as approved by the Committee including, but not limited to, payment in the form of cash, stock or other Awards having a fair market value on the exercise date equal to the exercise price.

      2. Stock Awards. The Committee may make stock awards consisting of the granting of some number of shares of Common Stock to an employee, without payment, subject to a vesting schedule established by the Committee and terms and conditions which must be satisfied prior to vesting of any installment or portion of the stock award, including, but not limited to achievement of specific business objectives, attainment of growth rates, attainment of profit and/or other performance objectives for the Company or one of its operating units or groups to be achieved by the end of a specified period or other measurement of performance. Stock awards may not be transferred other than by will or the laws of descent and distribution. No participant shall be entitled to receive more than 50,000 shares of Common Stock covered by a stock award in any 12 month period. Additionally, the maximum number of shares which may be granted under the Plan in the form of stock awards is 300,000 shares.

      3. Performance Awards. Performance awards, consisting of the contingent right of a participant to receive payment of "shares" or "units", may be granted by the Committee. To the extent that performance goals, vesting periods and other terms and conditions established by the Committee are satisfied, the recipient of the award shall receive the value of the shares or units, based on a formula established by the Committee, in the form of either cash or Common Stock.

      Section 162(m) Performance Goals. Pursuant to the Plan, all grants of performance awards and stock awards to executive officers of the Company will be granted, administered and subject to the attainment of performance goals in compliance with the provisions of Section 162(m) of the Code.

      Acceleration of Grants. In the event of a change in control of the Company (as specified in the Plan), all outstanding stock options shall be 100% vested and exercisable upon the participant's termination of employment or service occurring within 24 months following a change in control and shall remain exercisable for a period of ten years from the date of grant.

      Federal Income Tax Consequences.THE FOLLOWING INFORMATION IS A GENERAL SUMMARY, AS OF THE DATE OF THIS PROXY STATEMENT, OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS IN CONNECTION WITH PARTICIPATION IN THE PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR EACH PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THEIR SPECIFIC TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.

      An employee who is awarded an incentive stock option (intended to qualify under Section 422 of the Code) does not recognize taxable income at the time of grant or at the time of exercise of the option, but the excess of the fair market value of the shares acquired over the option price may be an item of tax preference for purposes of the alternative minimum tax. If the employee makes no disposition of the shares acquired within a one-year period after the shares are transferred to him/her (and within two years after the option was granted), any gain or loss realized on the sale of the shares will be treated as long-term capital gain or loss. The Company is not entitled to any deduction in connection with the award or exercise of an incentive stock option or a disposition of the shares in the above circumstances. If the employee fails to hold the shares for the required length of time, the employee will be treated as having received compensation in the year of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over their option price, or (ii) the gain realized on the sale of the shares.
The compensation recognized is taxable as ordinary income. The Company will be entitled to a tax deduction for the amount of the compensation. Excess gain over the amount treated as compensation is capital gain.

      A participant who is awarded a non-statutory stock does not recognize taxable income at the time of grant, but will recognize compensation income upon exercise of the option. The income recognized in this event is equal to the excess of the fair market value of the share upon the exercise date over the exercise price. Upon disposition of the purchased shares, the participant will recognize a capital gain or loss, equal to the difference in the sale price of the shares and the participant's tax basis in those shares. The tax basis is equal to the exercise price plus the compensation income recognized with respect to those shares. The Company is not entitled to a deduction upon grant of such stock options, but is entitled to a deduction upon the exercise of these options for the amount of compensation income recognized by the participant.

      Performance Awards (in cash and/or Common Stock) will be taxable as additional compensation to the recipient at the time of payment. Stock Awards do not constitute taxable income until such time as restrictions lapse with regard to any installment, unless the participant elects (under
Section 83(b) of the Code) to realize taxable ordinary income in the year of the award in the amount equal to the fair market value of the Stock Award at the time of the award, determined without regard to restrictions. The Company will be entitled to a deduction when income is taxable to a participant. The amount of taxable income to the participant and corresponding deduction will be equal to the total amount of the cash and/or dividend equivalents earned on awards and will be taxable as compensation to the participant and deductible by the Company at the time of payment.

      Amendment, Termination. The Board of Directors of the Company may amend or terminate the Plan at any time, except that, without the approval of a majority of the shares of stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made to the extent such approval is required by law, agreement or any exchange on which the Common Stock is traded, and provided further, that no amendment, termination or modification may adversely affect the rights of a participant under an outstanding Award without the written permission of such participant.

      The right to grant Awards under the Plan will terminate upon the earlier of (a) ten years after the effective date of the Plan; or (b) the date on which the issuance of a number of shares of Common Stock pursuant to the exercise of options or the distribution of stock awards together with the exercise of performance shares is equivalent to the maximum number of shares reserved under the Plan as set forth above.

      Effect of Vote. A favorable vote by the holders of a majority of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting, at which a quorum is present, is required to adopt the Plan.

      The Board of Directors recommends a vote "FOR" the proposal to adopt the Standex International Corporation 1998 Long Term Incentive Plan. Proxies solicited by the Board of Directors will be voted FOR this proposal unless a contrary vote is specified.

                                 PROPOSAL 3
            AMENDMENT TO INCREASE THE NUMBER OF AUTHORIZED SHARES

      On July 29, 1998, the Board of Directors of the Company unanimously approved an amendment to Article FOURTH of the Amended and Restated Certificate of Incorporation of the Company to increase from 30,000,000 to 60,000,000 the number of shares of the Common Stock authorized for issuance, and directed that the amendment be submitted to a vote of the stockholders at the Annual Meeting.

      On September 9, 1998, the Company had outstanding 13,-,- shares of Common Stock and 14,-,- shares in treasury for use in issuance upon the exercise of stock options and grants under the 1994 Stock Option Plan, and, upon approval by stockholders at this Annual Meeting, the 1998 Long Term Incentive Plan of the Company. No shares were reserved for issuance under any of the various benefit plans of the Company

      The Company has no specific plans for the issuance of the additional shares. However the Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the additional authorized shares will be available for general corporate purposes, including for possible stock splits and dividends or in connection with expansion of the Company's businesses through acquisitions. The Board does not intend to issue any shares except on terms that it considers to be in the best interests of the Company and its stockholders.

      The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock. If and when issued, these shares would have the same rights and privileges as the shares of Common Stock presently outstanding. No holder of Common Stock has any preemptive rights to acquire additional shares of the Common Stock. Additionally, depending upon the consideration received for the shares, the issuance of additional shares could affect the stockholders' percentage ownership and voting power and, depending on the transaction in which they are issued, could affect the earnings per share, book value per share or other per share financial measures of the existing shares of Common Stock. Although the increase in the authorized shares is not intended as an anti-takeover measure, the additional shares could be used by the Company to make any attempt to gain control of the Company more difficult.

Vote Required For Approval

      The affirmative vote by the holders of a majority of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting, at which a quorum is present, is required to approve the proposed amendment.

      The Board of Directors recommends a vote "FOR" the proposal to amend the Company's Amended and Restated Certificate of Incorporation as set forth below. Proxies solicited by the Board of Directors will be voted FOR this proposal unless a contrary vote is specified.

      VOTED: that Article FOURTH of the Restated Certificate of
Incorporation of the Corporation, as amended, be further amended to read as follows:

            "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is sixty million (60,000,000) shares of Common Stock, par value $1.50 per share."

                       PROPOSAL 4-APPROVAL OF AUDITORS

      Subject to approval by the stockholders, the Board of Directors has appointed the firm of Deloitte & Touche LLP, independent public accountants, as auditors of the Company for the year ending June 30, 1999. This firm and two predecessor firms have been auditors of the Company since 1955.

      It is expected that representatives of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders where they will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                               OTHER PROPOSALS

      Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

      Pursuant to the Securities Exchange Act of 1934, the Company's executive officers, directors and persons who own more than 10% of the Company's Common Stock are required to file reports of ownership and changes in ownership in the Common Stock of the Company under Section 16(a) with the Securities and Exchange Commission and the New York Stock Exchange with copies of those reports filed with the Company.

      Based solely upon a review of the copies of the reports furnished to the Company, the Company believes that during fiscal 1998 all executive officers, directors and persons holding more than 10% of the Company's Common Stock have complied with such filing requirements.

                            STOCKHOLDER PROPOSALS

      Any stockholder desiring to submit a proposal for consideration at the 1999 Annual Meeting of Stockholders must submit such proposal to the Company in writing on or before May 21, 1999.

                                       By the Board of Directors



                                       Deborah A. Rosen, Secretary

September 18, 1998


                                                                        ANNEX A


                      STANDEX INTERNATIONAL CORPORATION
                        1998 LONG TERM INCENTIVE PLAN

1.  DEFINITIONS.

      "Award" means, individually or collectively, a grant under the Plan of Non-Statutory Stock Options, Incentive Stock Options, Stock Awards and Performance Awards.

      "Award Agreement" means an agreement evidencing and setting forth the terms of an Award.

      "Board of Directors" means the board of directors of the Company.

      "Change in Control" means a change in control notwithstanding any other provision to the contrary in this Plan, in the event of a Change in Control (as defined below), all options outstanding as of the date such Change in Control occurs shall become fully vested and exercisable in full, whether or not otherwise exercisable in accordance with their terms.

      A "Change in Control" shall occur or be deemed to have occurred only if any of the following events occur:

      (a) any "person", as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "1934 Act"), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13(d) under the 1934
            Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

      (b) individuals who, as of July 29, 1998, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to July 29, 1998, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the 1934 Act) shall be, for purposes of this Section, considered a member of the Incumbent Board;

      (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 20% of the combined voting power of the Company's then outstanding securities; or

      (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Committee" means the committee designated by the Board of Directors, pursuant to Section 2 of the Plan.

      "Common Stock" means the Common Stock of the Company, par value, $1.50 per share.

      "Company" means Standex International Corporation.

      "Date of Grant" means the effective date of an Award.

      "Disability" means any mental or physical condition with respect to which the Participant qualifies for and receives benefits for under a long-term disability plan of the Company or any subsidiary corporation, or in the absence of such a long-term disability plan or coverage under such a plan, "Disability" shall mean a physical or mental condition which, in the sole discretion of the Committee, is reasonably expected to be of indefinite duration and to substantially prevent the Participant from fulfilling his duties or responsibilities to the Company or any subsidiary corporation.

      "Effective Date" means the date the Plan is approved by a majority of the shareholders, as provided for in Section 19 of the Plan.

      "Employee" means any person employed by the Company or any subsidiary corporation. Directors who are employed by the Company or any subsidiary corporation shall be considered Employees under the Plan.

      "Exchange Act" or the "1934 Act" means the Securities Exchange Act of 1934, as amended.

      "Exercise Price" means the price at which a Participant may purchase a share of Common Stock pursuant to an Option.

      "Fair Market Value" means the market price of Common Stock, determined by the Committee as follows:

      (a) If the Common Stock was traded on the date in question on The New York Stock Exchange then the Fair Market Value shall be equal to the closing price quoted for such date by The New York Stock Exchange;

      (b) If the Common Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; and

      (c) If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

      Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in THE WALL STREET JOURNAL. The Committee's determination of Fair Market Value shall be conclusive and binding on all persons.

      "Incentive Stock Option" means a stock option granted to a Participant, pursuant to Section 7 of the Plan, that is intended to meet the requirements of Section 422 of the Code.

      "Non-Statutory Stock Option" means a stock option granted to a Participant pursuant to the terms of the Plan, but which is not intended to be and is not identified as an Incentive Stock Option or a stock option granted under the Plan which is intended to be and is identified as an Incentive Stock Option but which does not meet the requirements of Section 422 of the Code.

      "Option" means an Incentive Stock Option or Non-Statutory Stock
Option.

      "Outside Director" means a member of the Boards of Directors of the Company or any subsidiary corporation who is not also an Employee of the Company or any subsidiary corporation.

      "Participant" means any person who holds an outstanding Award.

      "Performance Award" means an Award granted to a Participant pursuant to Section 9 of the Plan.

      "Plan" means this Standex International Corporation 1998 Long Term Incentive Plan.

      "Retirement" means retirement from employment with the Company or any subsidiary corporation in accordance with the retirement policies of the Company or any subsidiary corporation, as applicable, then in effect. "Retirement" with respect to an Outside Director means the termination of service from the Board of Directors of the Company or any subsidiary corporation following written notice to the Board of Directors of such Outside Director's intention to retire.

      "Stock Award"  means an Award granted to a Participant pursuant to
Section 8 of the Plan.

      "Termination for Cause" shall mean, in the case of an Outside Director, removal from the Board of Directors or, in the case of an Employee, unless defined differently under any employment agreement with the Company or any subsidiary corporation, termination of employment, because of a material loss or injury to the Company or any subsidiary corporation, or misconduct in the performance of the Employee's employment duties, as determined by and in the sole discretion of the Board of Directors or its designee(s).

2.  ADMINISTRATION.

(a) The Committee shall administer the Plan. The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board of Directors. A member of the Board of Directors shall be deemed to be "disinterested" only if he satisfies
      (i) such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act and (ii) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m)(4)(C) of the Code. The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Company or any subsidiary corporation who need not be disinterested and who may grant Awards and administer the Plan with respect to Employees and Outside Directors who are not considered officers or directors of the Company under Section 16 of the Exchange Act or for whom Awards are not intended to satisfy the provisions of
      Section 162(m) (or its successor) of the Code.

(b) The Committee shall (i) select the Employees and Outside Directors who are to receive Awards under the Plan, (ii) determine the type, number, vesting requirements and other features and conditions of such Awards,
      (iii) interpret the Plan and (iv) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

(c) Each Award shall be evidenced by a written agreement ("Award Agreement") containing such provisions as may be approved by the Committee. Each Award Agreement shall constitute a binding contract between the Company or any subsidiary corporation and the Participant, and every Participant, upon acceptance of the Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be in accordance with the Plan, but each Award Agreement may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan. In particular and at a minimum, the Committee shall set forth in each Award Agreement (i) the type of Award granted (ii) the Exercise Price of any Option,
      (iii) the number of shares subject to the Award, (iv) the expiration date of the Award, (v) the manner, time, and rate (cumulative or otherwise) of exercise or vesting of such Award, and (vi) the restrictions, if any, placed upon such Award, or upon shares which may be issued upon exercise of such Award. The Chairman of the Committee and such other directors and officers as shall be designated, in writing, by the Committee is hereby authorized to execute Award Agreements on behalf of the Company or any subsidiary corporation and to cause them to be delivered to the recipients of Awards.

(d) The Committee may delegate, in writing, all authority for: (i) the determination of forms of payment to be made by or received by the Plan and (ii) the execution of any Award Agreement. The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Company or any subsidiary corporation for determinations to be made pursuant to the Plan, including the satisfaction of any conditions of a Performance Award. However, only the Committee or a portion of the Committee may certify the attainment of any conditions of a Performance Award intended to satisfy their requirements of Section 162(m) of the Code.

3.  TYPES OF AWARDS AND RELATED RIGHTS.

      The following Awards may be granted under the Plan:

      (a)  Non-Statutory Stock Options.

      (b)  Incentive Stock Options.

      (c)  Stock Awards.

      (d)  Performance Awards.

4.  STOCK SUBJECT TO THE PLAN.

      Subject to adjustment as provided in Section 14 of the Plan, the maximum number of shares reserved hereby for purchase pursuant to the exercise of Options and Option-related Awards granted under the Plan is 800,000. The shares of Common Stock issued under the Plan may be either authorized but unissued shares or authorized shares previously issued and acquired or reacquired by the Company. To the extent that Options are granted under the Plan, the shares underlying such Options will be unavailable for any other use including future grants under the Plan except that, to the extent that such Options terminate, expire, or are forfeited without having been exercised, new Awards may be made with respect to these shares.

5.  ELIGIBILITY.

      Subject to the terms of the Plan, all Employees and Outside Directors shall be eligible to receive Awards under the Plan. In addition, the Committee may grant eligibility to consultants of the Company or any subsidiary corporation.

6.  NON-STATUTORY STOCK OPTIONS.

      The Committee may, subject to the limitations of this Plan and the availability of shares of Common Stock reserved but not previously awarded under the Plan, grant Non-Statutory Stock Options to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

      (a) Exercise Price. The Committee shall determine the Exercise Price of each Non-Statutory Stock Option. However, the Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant.

      (b) Terms of Non-Statutory Stock Options. The Committee shall determine the term during which a Participant may exercise a Non-Statutory Stock Option, but in no event may a Participant exercise a Non-Statutory Stock Option, in whole or in part, more than ten (10) years from the Date of Grant. The Committee shall also determine the date on which each Non-Statutory Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Non-Statutory Stock Option. The shares of Common Stock underlying each Non-Statutory Stock Option may be purchased in whole or in part by the Participant at any time during the term of such Non-Statutory Stock Option, or any portion thereof, becomes exercisable.

      (c) Non-Transferability. Unless otherwise determined by the Committee in accordance with this Section 6(c), a Participant may not transfer, assign, hypothecate, or dispose of in any manner, other than by will or the laws of intestate succession, a Non-Statutory Stock Option. The Committee may, however, in its sole discretion, permit transferability or assignment of a Non-Statutory Stock Option if such transfer or assignment is, in its sole determination, for valid estate planning purposes and such transfer or assignment is permitted under the Code and Rule 16b-3 under the Exchange Act. For purposes of this Section 6(c), a transfer for valid estate planning purposes includes, but is not limited to: (a) a transfer to a revocable intervivos trust as to which the Participant is both the settlor and trustee, or (b) a transfer for no consideration to: (i) any member of the Participant's Immediate Family, (ii) any trust solely for the benefit of members of the Participant's Immediate Family, (iii) any partnership whose only partners are members of the Participant's Immediate Family, and (iv) any limited liability corporation or corporate entity whose only members or equity owners are members of the Participant's Immediate Family. For purposes of this Section 6(c), "Immediate Family" includes, but is not limited to the Participant's spouse, children or grandchildren. Approval by the Committee to transfer or assign any Non-Statutory Stock Option or portion thereof does not mean that such approval will be given with respect to any other Non-Statutory Stock Option or portion thereof. The transferee or assignee of any Non-Statutory Stock Option shall be subject to all of the terms and conditions applicable to such Non-Statutory Stock Option immediately prior to the transfer or assignment and shall be subject to any other conditions proscribed by the Committee with respect to such Non-Statutory Stock Option.

      (d) Termination of Employment or Service (General). Unless otherwise determined by the Committee, upon the termination of a Participant's employment or other service for any reason other than Retirement, Disability or death, a Change in Control, or Termination for Cause, the Participant may exercise only those Non-Statutory Stock Options that were immediately exercisable by the Participant at the date of such termination and only for a period of three (3) months following the date of such termination.

      (e) Termination of Employment or Service (Retirement). Unless otherwise determined by the Committee, in the event of a Participant's Retirement, the Participant may exercise only those Non-Statutory Stock Options that were immediately exercisable by the Participant at the date of Retirement and only for a period of three (3) years following the date of Retirement.

      (f) Termination of Employment or Service (Disability or Death). Unless otherwise determined by the Committee, in the event of the termination of a Participant's employment or other service due to Disability or death, all Non-Statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period of three (3) years following the date of such termination.

      (g) Termination of Employment or Service (Change in Control). Unless otherwise determined by the Committee, in the event of the termination of a Participant's employment or service within twenty-four (24) months of a Change in Control, all Non-Statutory Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period of three (3) years following the date of such termination.

      (h) Termination of Employment or Service (Termination For Cause). Unless otherwise determined by the Committee, in the event of a Participant's Termination for Cause, all rights with respect to the Participant's Non-Statutory Stock Options shall expire immediately upon the effective date of such Termination for Cause.

      (i) Payment. Payment due to a Participant upon the exercise of a Non-Statutory Stock Option shall be made in the form of shares of Common Stock.

      (j) Maximum Individual Award. No individual Employee shall be granted an amount of Non-Statutory Stock Options which exceeds 25% of all Options eligible to be granted under the Plan within any 12-month period.

      (k) Cancellation. Notwithstanding the foregoing, any Option may be cancelled by the Committee at any time, if in the opinion of the Committee, the Participant engages in activities contrary to the interests of the Company or any of its subsidiaries.

7.  INCENTIVE STOCK OPTIONS.

      The Committee may, subject to the limitations of the Plan and the availability of shares of Common Stock reserved but unawarded under this Plan, grant Incentive Stock Options to an Employee upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

      (a) Exercise Price. The Committee shall determine the Exercise Price of each Incentive Stock Option. However, the Exercise Price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted, the Employee owns or is treated as owning, for purposes of Section 422 of the Code, Common Stock representing more than 10% of the total combined voting securities of the Company ("10% Owner"), the Exercise Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant.

      (b) Amounts of Incentive Stock Options. To the extent the aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options that are exercisable for the first time by an Employee during any calendar year under the Plan and any other stock option plan of the Company or any subsidiary corporation exceeds $100,000, or such higher value as may be permitted under Section 422 of the Code, such Options in excess of such limit shall be treated as Non-Statutory Stock Options. Fair Market Value shall be determined as of the Date of Grant with respect to each such Incentive Stock Option.

      (c) Terms of Incentive Stock Options. The Committee shall determine the term during which a Participant may exercise an Incentive Stock Option, but in no event may a Participant exercise an Incentive Stock Option, in whole or in part, more than ten (10) years from the Date of Grant; provided, however, that if at the time an Incentive Stock Option is granted to an Employee who is a 10% Owner, the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five (5) years from the Date of Grant. The Committee shall also determine the date on which each Incentive Stock Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Incentive Stock Option. The shares of Common Stock underlying each Incentive Stock Option may be purchased in whole or in part at any time during the term of such Incentive Stock Option after such Option becomes exercisable.

      (d) Non-Transferability. No Incentive Stock Option shall be transferable except by will or the laws of descent and distribution and is exercisable, during his lifetime, only by the Employee to whom the Committee grants the Incentive Stock Option. The designation of a beneficiary does not constitute a transfer of an Incentive Stock Option.

      (e) Termination of Employment (General). Unless otherwise determined by the Committee, upon the termination of a Participant's employment or other service for any reason other than Retirement, Disability or death, a Change in Control, or Termination for Cause, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the Participant at the date of such termination and only for a period of three (3) months following the date of such termination.

      (f) Termination of Employment (Retirement). Unless otherwise determined by the Committee, in the event of a Participant's Retirement, the Participant may exercise only those Incentive Stock Options that were immediately exercisable by the Participant at the date of Retirement and only for a period of three (3) years following the date of Retirement. Any Option originally designated as an Incentive Stock Option shall be treated as a Non-Statutory Stock Options to the extent the Participant exercises such Option more than three (3) months following the Date of the Participant's Retirement.

      (g) Termination of Employment (Disability or Death). Unless otherwise determined by the Committee, in the event of the termination of a Participant's employment or other service due to Disability or death, all Incentive Stock Options held by such Participant shall immediately become exercisable and remain exercisable for a period of three (3) years following the date of such termination. Any Option originally designated as an Incentive Stock Option shall be treated as a Non-Statutory Stock Option to the extent the Participant exercises such Option more than one (1) year following the Date of the Participant's Retirement.

      (h) Termination of Employment (Change in Control). Unless otherwise determined by the Committee, in the event of the termination of a Participant's employment or service within twenty-four (24) months of a Change in Control, all Incentive Stock Options held by such Participant shall become immediately exercisable and remain exercisable for a period of three (3) years following the date of such termination. Any Option originally designated as an Incentive Stock Option shall be treated as a Non-Statutory Stock Options to the extent the Participant exercises such Option more than one (1) year following the Date of the Participant's Retirement.

      (i) Termination of Employment (Termination For Cause). Unless otherwise determined by the Committee, in the event of an Employee's Termination for Cause, all rights under such Employee's Incentive Stock Options shall expire immediately upon the effective date of such Termination for Cause.

      (j) Payment. Payment due to a Participant upon the exercise of an Incentive Stock Option shall be made in the form of shares of Common Stock.

      (k) Maximum Individual Award. No individual Employee shall be granted an amount of Incentive Stock Options which exceeds 25% of all Options eligible to be granted under the Plan within any 12-month period.

      (l) Disqualifying Dispositions. Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Committee of any disposition of shares of Common Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.

      (m) Cancellation. Notwithstanding the foregoing, any Incentive Stock Option may be canceled by the Committee at any time, if in the opinion of the Committee, the Participant engages in activities contrary to the interests of the Company or any of its subsidiaries.

8.  STOCK AWARDS.

      The Committee may, subject to the limitations of the Plan, make Stock Awards, which shall consist of the grant of some number of shares of Common Stock to eligible individuals. The maximum number of shares issuable in the form of Stock Awards under the Plan may not exceed 300,000 shares of Common Stock. Stock Awards shall be made subject to the following terms and conditions:

      (a) Payment of the Stock Award. Stock Awards may only be made in whole shares of Common Stock. Stock Awards may only be granted from shares reserved under the Plan and available for award at the time the Stock Award is made to the Participant.

      (b) Terms of the Stock Award. The Committee shall determine the dates on which Stock Awards granted to a Participant shall vest and any terms or conditions which must be satisfied prior to the vesting of any installment or portion of the Stock Award including, but not limited to achievement of specific business objectives, attainment of growth rates, attainment of profit and/or other performance objectives for the Company or one of its operating units or groups to be achieved by the end of a specified period of time or other measurement of performance. Any such terms, or conditions shall be determined by the Committee as of the Date of Grant.

      (c) Termination of Employment or Service. Unless otherwise determined by the Committee, upon the termination of a Participant's employment or service for any reason other than Termination for Cause, the Participant's unvested Stock Awards as of the date of termination shall be forfeited and any rights the Participant had to such unvested Stock Awards shall become null and void. Unless otherwise determined by the Committee, or in the event of the Participant's Termination for Cause, all unvested Stock Awards held by such Participant as of the effective date of such Termination for Cause shall be forfeited and any rights such Participant had to such unvested Stock Awards shall become null and void.

      (d) Cancellation. Notwithstanding the foregoing, any Stock Award may be canceled by the Committee at any time, if in the opinion of the Committee, the Participant engages in activities contrary to the interests of the Company or any of its subsidiaries.

      (e) Non-Transferability. Except to the extent permitted by the Code, the rules promulgated under Section 16(b) of the Exchange Act or any successor statutes or rules:

            (i) The recipient of a Stock Award shall not sell, transfer, assign, pledge, or otherwise encumber shares subject to Stock Award until full vesting of such shares has occurred. For purposes of this section, the separation of beneficial ownership and legal title through the use of any "swap" transaction is deemed to be a prohibited encumbrance.

            (ii) Unless determined otherwise by the Committee and except in the event of the Participant's death or pursuant to a domestic relations order, a Stock Award is not transferable and may be earned in his lifetime only by the Participant to whom it is granted. Upon the death of a Participant, a Stock Award is transferable by will or the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer.

            (iii) If a recipient of a Stock Award is subject to the
                  provisions of Section 16 of the Exchange Act, shares of Common Stock subject to such Stock Award may not, without the written consent of the Committee (which consent may be given in the Award Agreement), be sold or otherwise disposed of within six (6) months following the date of grant of the Stock Award.

      (f) Accrual of Dividends. Whenever shares of Common Stock underlying a Stock Award are awarded to a Participant or beneficiary thereof under the Plan, such Participant or beneficiary shall also be entitled to receive, with respect to each such share awarded, a payment equal to any cash dividends and the number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of the Common Stock if the record date for determining shareholders entitled to receive such dividends falls between the date relevant Stock Award was granted and the date the relevant Stock Award or installment thereof is issued.

      (g) Voting of Stock Awards. After a Stock Award has been granted but for which the shares covered by such Stock Award have not yet been vested, earned and distributed to the Participant pursuant to the Plan, the Participant shall be entitled to vote such shares of Common Stock which the Stock Award covers to the rules and procedures adopted by the Committee for this purpose.

      (h) Maximum Individual Award. No Participant eligible to receive a Stock Award may receive more than 50,000 shares of Common Stock, which Stock Awards cover in any twelve month period, subject to adjustment as set forth in Section 14.

9.  PERFORMANCE AWARDS.

(a) The Committee may determine to make any Award under the Plan contingent upon the satisfaction of any conditions related to the performance of the Company or any subsidiary corporation of the eligible individual. Each Performance Award shall be evidenced in the Award Agreement, which shall set forth the applicable conditions, the maximum amounts payable and such other terms and conditions as are applicable to the Performance Award. Unless otherwise determined by the Committee, each Performance Award shall be granted and administered to comply with the requirements of Section 162(m) of the Code and subject to the following provisions:

      Any Performance Award shall be made the earlier of: (i) 90 days after the start of the period for which the Performance Award relates or
      (ii) the completion of 25% of such period. All determinations regarding the achievement of any applicable conditions will be made by the Committee. The Committee may not increase during a year the amount of a Performance Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.

(b) Nothing contained in the Plan will be deemed in any way to limit or restrict the Committee from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

(c) No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved.

10.  DEFERRED PAYMENTS.

      The Committee, in its discretion, may permit a Participant to elect to defer receipt of all or any part of any cash or stock payment under the Plan, or the Committee may determine to defer receipt by some or all Participants, of all or part of any such payment. The Committee shall determine the terms and conditions of any such deferral, including the period of deferral, the manner of deferral, and the method for measuring appreciation on deferred amounts until their payout.

11.  METHOD OF EXERCISE OF OPTIONS.

      Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Exercise Price in such form or forms, including, without limitation, payment by delivery of cash, Common Stock or other consideration (including, where permitted by law and the Committee, Awards) having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash, shares of Common Stock and other consideration, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer or a constructive stock swap, as the Committee may specify in the applicable Award Agreement.

12.  RIGHTS OF PARTICIPANTS.

      No Participant shall have any rights as a shareholder with respect to any shares of Common Stock covered by an Option until the date of issuance of a stock certificate for such Common Stock. Nothing contained herein or in any Award Agreement confers on any person any right to continue in the employ or service of the Company or any subsidiary corporation or interferes in any way with the right of the Company or any subsidiary corporation to terminate a Participant's services.

13.  DESIGNATION OF BENEFICIARY.

      A Participant may, with the consent of the Committee, designate a person or persons to receive, in the event of death, any Award to which the Participant would then be entitled. Such designation will be made upon forms supplied by and delivered to the Company and may be revoked in writing. If a Participant fails effectively to designate a beneficiary, then the Participant's estate will be deemed to be the beneficiary.

14.  DILUTION AND OTHER ADJUSTMENTS.

      In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares without receipt or payment of consideration by the Company, or in the event an extraordinary capital distribution is made, the Committee may make such adjustments to previously granted Awards, to prevent dilution, diminution, or enlargement of the rights of the Participant, including any or all of the following:

      (a) adjustments in the aggregate number or kind of shares of Common Stock or other securities that may underlie future Awards under the Plan;

      (b) adjustments in the aggregate number or kind of shares of Common Stock or other securities underlying Awards already made under the Plan;

      (c) adjustments in the Exercise Price of outstanding Incentive and/or Non-statutory Stock Options.

      No such adjustments may, however, materially change the value of benefits available to a Participant under a previously granted Award. All Awards under this Plan shall be binding upon any successors or assigns of the Company. No fractional shares of Common Stock shall be issued under this Plan for any such adjustments. Notwithstanding the above, in the event of an extraordinary capital distribution, any adjustment under this Section 14 shall be subject to required approval by the Board of Directors.

15.  TAX WITHHOLDING.

(a) Whenever under this Plan, cash or shares of Common Stock are to be delivered upon exercise of an Award or any other event with respect to rights and benefits hereunder, the Committee shall be entitled to require as a condition of delivery (i) that the Participant remit an amount sufficient to satisfy all federal, state, and local withholding tax requirements related thereto, (ii) that the withholding of such sums come from compensation otherwise due to the Participant or from any shares of Common Stock due to the Participant under this Plan or
      (iii) any combination of the foregoing provided, however, that no amount shall be withheld from any cash payment or shares of Common Stock relating to an Award which was transferred by the Participant in accordance with this Plan.

(b) If any disqualifying disposition described in Section 7(k) is made with respect to shares of Common Stock acquired under an Incentive Stock Option granted pursuant to this Plan, or any transfer described in Section 6(c) is made, or an election described in Section 15 is made, then the person making such disqualifying disposition, transfer, or election shall remit to the Company or any subsidiary corporation an amount sufficient to satisfy all federal, state, and local withholding taxes thereby incurred; provided that, in lieu of or in addition to the foregoing, the Company or any subsidiary corporation shall have the right to withhold such sums from compensation otherwise due to the Participant, or, except in the case of any transfer pursuant to Section 6(c), from any shares of Common Stock due to the Participant under this Plan.

16.  NOTIFICATION UNDER SECTION 83(B).

      The Committee may, on the Date of Grant or any later date, prohibit a Participant from making the election described below. If the Committee has not prohibited such Participant from making such election, and the Participant shall, in connection with the exercise of any Option, or the grant of any Stock Award, make the election permitted under Section 83(b) of the Code (i.e., an election to include in such Participant's gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Participant shall notify the Committee of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

17.  AMENDMENT OF THE PLAN AND AWARDS.

(a) Except as provided in paragraph (c) of this Section 17, the Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided however, that provisions governing grants of Incentive Stock Options shall be submitted for shareholder approval to the extent required by law or regulation. Failure to ratify or approve amendments or modifications by shareholders shall be effective only as to the specific amendment or modification requiring such ratification. Other provisions of this Plan will remain in full force and effect. No such termination, modification or amendment may adversely affect the rights of a Participant under an outstanding Award without the written permission of such Participant.

(b) Except as provided in paragraph (c) of this Section 17, the Committee may amend any Award Agreement, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the rights of any Participant under an outstanding Award without the written consent of such Participant.

(c) In no event shall the Board of Directors amend the Plan or shall the Committee amend an Award Agreement in any manner that has the effect of:

      (i) Allowing any Option to be granted with an exercise below the Fair Market Value of the Common Stock on the Date of Grant.

      (ii) Allowing the exercise price of any Option previously granted under the Plan to be reduced subsequent to the Date of Award.

(d) Notwithstanding anything in this Plan or any Award Agreement to the contrary, if any Award or right under this Plan would cause a transaction to be ineligible for pooling of interest accounting that would, but for such Award or right, be eligible for such accounting treatment, the Committee may modify or adjust the Award or right so that pooling of interest accounting is available.

18.  NO SPECIAL EMPLOYMENT RIGHTS.

      Nothing in this Plan or in any Awards granted under this Plan shall confer upon the Award recipient any right or guaranty with respect to the continuation of his or her employment by the Company or any subsidiary corporation, subject to the terms of any separate employment agreement to the contrary. The Company reserves the right to increase or decrease the compensation of the Award recipient from the rate in existence at the time of the Award.

19.  EFFECTIVE DATE OF PLAN.

      The Plan shall become effective upon approval by the affirmative vote of the holders of a majority of the outstanding Common Stock of the Company.

20.  TERMINATION OF THE PLAN.

      The right to grant Awards under the Plan will terminate upon the earlier of: (i) ten (10) years after the Effective Date; (ii) the issuance of a number of shares of Common Stock pursuant to the exercise of Options or the distribution of Stock Awards which is equivalent to the maximum number of shares reserved under the Plan as set forth in Section 4 hereof. The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action will, without the consent of a Participant, adversely affect a Participant's vested rights under a previously granted Award.

21.  APPLICABLE LAW.

      The Plan will be administered in accordance with the laws of the State of Delaware and applicable Federal law.

22.  FOREIGN JURISDICTIONS.

      The Committee may adopt, amend and terminate such arrangements, not inconsistent with the intent of the Plan as it may deem necessary or desirable to make available tax or other benefits of the laws of the foreign jurisdictions to Participants who are subject to such laws.





                                                                     APPENDIX B

                      STANDEX INTERNATIONAL CORPORATION

                       Annual Meeting of Stockholders

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. ACCORDINGLY, YOU ARE URGED TO PROMPTLY VOTE YOUR PROXY IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING.

STN56B                       PLEASE DETACH HERE

                                    PROXY

                       STANDEX INTERNATIONAL CORPORATION

                         Annual Meeting of Stockholders

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) Edward J. Trainor and Deborah A. Rosen as proxies, with full power of substitution, and hereby authorizes them or any of them to vote the stock of the undersigned at the Annual Meeting of Stockholders of Standex International Corporation (the "Company") to be held at BankBoston, 100 Federal Street, Boston, Massachusetts, on Tuesday, October 27, 1998 at 11:00 a.m., and at any adjournments thereof, as indicated below on the proposals described in the Notice and Proxy Statement for such meeting and in their discretion on other matters which may properly come before the meeting.

In connection with those shares (if any) held by me as a participant in the Standex International Corporation Employees' Stock Ownership Plan (the "Plan"), I hereby direct the trustee of the Plan in which I participate to vote all vested shares allocated to my account under such Plan on June 30, 1998 in accordance with the instructions on the reverse side of this proxy card or, if no instructions are given, in accordance with the Board of Directors' recommendations, on all items of business to come before the Annual Meeting of Stockholders to be held on October 27, 1998 or any adjournment thereof. Under the Plan, the shares for which no signed proxy card is returned or for which voting instructions are not timely received or are improperly executed shall be voted by the trustee in the same proportions on each proposal for which properly executed instructions were timely received.

Unless otherwise instructed, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

      (Important--To be Signed and Dated on Reverse Side)    SEE REVERSE
                                                                 SIDE


(logo) Standex
INTERNATIONAL CORPORATION
6 MANOR PARKWAY
SALEM, NH 03079

     VOTE VIA TELEPHONE OR THE INTERNET--IT'S QUICK, EASY AND IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. Please note all votes cast via the telephone or the Internet must be cast prior to 5 p.m., October 26, 1998. If you wish to change your address or notify the company that you plan to attend the meeting, please mark the boxes below and return your proxy by mail.

TELEPHONE VOTING:

*  There is NO CHARGE for this call.
*  On a Touch Tone Telephone call TOLL FREE 1-888-807-7699 24 hours per day
   - 7 days a week.
* You will be asked to enter the Control Number which is located above your name and address below.

-------------------------------------------------------------------------------
|     OPTION #1: To vote AS THE BOARD OF DIRECTORS RECOMMENDS, press 1.       |
-------------------------------------------------------------------------------

     Your vote will be confirmed and cast as you directed.  END OF CALL.

-------------------------------------------------------------------------------
|  Option #2: If you choose to vote ON EACH PROPOSAL SEPARATELY, press 2.     |
-------------------------------------------------------------------------------

     Your vote will be confirmed and cast as you directed. END OF CALL.

INTERNET VOTING:

*  As with all Internet access, usage or server fees must be paid by the user.

Visit our Internet voting site at http://www.equiserve.com/proxy/ and follow the instructions on your screen. These instructions are similar to those above for telephone voting.

-------------------------------------------------------------------------------
|  If you vote via telephone or the Internet, it is not necessary to return   |
|                your proxy by mail.  THANK YOU FOR VOTING.                   |
-------------------------------------------------------------------------------

STN56a                       PLEASE DETACH HERE


[x] Please mark
    votes as in
    this example.

-------------------------------------------------------------------------------
|       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS.         |
-------------------------------------------------------------------------------


1. Election of Directors
   For three year terms expiring in 2001:
   Nominees: Thomas L. King, Edward F. Paquette, Sol Sackel.

            [ ] FOR             [ ] WITHHELD
                ALL                 FROM ALL
                NOMINEES            NOMINEES

[ ] ______________________________________
    For all nominees except as noted above

2. To approve the adoption of the             FOR     AGAINST     ABSTAIN
   1998 Long Term Incentive Plan              [ ]       [ ]         [ ]
   covering 800,000 shares.

3. To approve an amendment to the             FOR     AGAINST     ABSTAIN
   Company's Restated Certificate of          [ ]       [ ]         [ ]
   Incorporation increasing the
   Common Stock authorized for
   issuance to 60,000,000 shares.

4. To approve the selection of                FOR     AGAINST     ABSTAIN
   Deloitte & Touche LLP as                   [ ]       [ ]         [ ]
   independent auditors.

5. To transact such other business as may come before the meeting.

MARK HERE                     MARK HERE
FOR ADDRESS       [ ]         IF YOU PLAN       [ ]
CHANGE AND                    TO ATTEND
NOTE AT LEFT                  THE MEETING


Sign exactly as name appears on this Proxy. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustee, partners, custodians, guardians, attorneys, and corporate officers should add their full titles.


Signature:______________ Date:_______  Signature:______________ Date:_______